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                                                                     EXHIBIT 5.1

                            ANDREWS & KURTH L.L.P.
                           4200 TEXAS COMMERCE TOWER
                              HOUSTON, TEXAS 77002

                                August 12, 1996


Board of Directors of each of
STX Acquisition Corp.
STX Chemicals Corp.
Eight Greenway Plaza
Houston, Texas 77046

Ladies and  Gentlemen:

     We have acted as counsel to STX Acquisition Corp. ("STX Acquisition") and STX Chemicals Corp. ("Chemicals") in connection with the Registration Statement on Form S-1 (the "Registration Statement") relating to registration under the Securities Act of 1933, as amended, of the offering and sale by Chemicals of $275,000,000 principal amount of Senior Subordinated Notes Due 2006 (the "Notes") and by STX Acquisition of Units consisting of Senior Secured Discount Notes Due 2008 (the "Discount Notes") and Warrants ("Warrants") to purchase Common Stock of the surviving corporation in the merger (the "Merger) of STX Acquisition with and into Sterling Chemicals, Inc., which surviving corporation will be renamed Sterling Chemicals Holdings, Inc. ("Holdings").

     As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

          (1) the Notes have been duly and validly authorized by all necessary corporate action, and assuming (a) due execution and delivery of the indenture governing the Notes and the qualification thereof under the Trust Indenture Act of 1939, as amended, (b) due execution and authentication of the Notes as specified in the indenture governing the Notes and (c) delivery of the Notes against payment therefor, the Notes will constitute valid and legally binding obligations of Chemicals, subject to any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.
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          (2) the Discount Notes have been duly and validly authorized by all necessary corporate action, and assuming (a) due execution and delivery of the indenture governing the Discount Notes and the qualification thereof under the Trust Indenture Act of 1939, as amended, (b) due execution and authentication of the Discount Notes as specified in the indenture governing the Discount Notes, (c) delivery of the Discount Notes against payment therefor and (d) consummation of the Merger, the Discount Notes will constitute valid and legally binding obligations of Holdings, subject to any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

          (3) the Warrants have been duly and validly authorized by all necessary corporate action pursuant to the terms of the Warrant Agreement and, assuming consummation of the Merger, when issued in accordance with the Warrant Agreement, will be validly issued, outstanding and binding obligations of Holdings, entitled to the benefits of the Warrant Agreement, subject to any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of the firm name under the heading "Legal Matters" in the Registration Statement.

                                       Very truly yours,


                                       /s/ ANDREWS & KURTH L.L.P.